Exhibit 99.2

Arch Chemicals, Inc.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On November 30, 2004, Arch Chemicals, Inc., a Virginia corporation (the “Company”) completed is previously announced sale of the majority of the operations of its Microelectronic Materials business to Fuji Photo Film Co., Ltd. for $160.5 million. The transaction sales price is subject to a final post-closing working capital adjustment. At September 30, 2004, the adjustment was estimated to be $1.1 million. The estimated proceeds from the divestiture will be principally used to pay down debt.

The transaction includes the Company’s microelectronics manufacturing facilities and research and development facilities located in North America, Europe and Asia, and its 49 percent ownership of FUJIFILM Arch Co., Ltd., the Company’s joint venture with Fuji Photo Film Co., Ltd. in Japan. These facilities manufacture and supply a wide range of products, which includes photoresists, formulated products, polyimides and thin film systems, to semiconductor manufacturers and to flat panel display manufacturers throughout the world. Arch will retain its 50 percent interest in Planar Solutions, LLC, the Company’s joint venture with Wacker Chemical Corporation for the production and sale of chemical mechanical planarization (CMP) slurries, the microelectronics-dedicated manufacturing facility in Brandenburg, Kentucky and the chemical management services business (“CMS”). The Company will pursue all strategic options for its CMS business, including its sale. The Company will continue to supply certain products for a transition period to the Microelectronic Materials business from its Brandenburg, Kentucky facility.

The following unaudited pro forma combined condensed financial statements reflect the disposition of the businesses of the Company’s Microelectronic Materials business segment that have been sold. The unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the disposition as if it had occurred on September 30, 2004. The unaudited Pro Forma Combined Condensed Statements of Income for the twelve and nine months ended December 31, 2003 and September 30, 2004, give effect to the disposition as if it had occurred on January 1, 2003 and 2004, respectively.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions, and therefore the actual results may differ from the pro forma results. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transaction as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been completed at the dates indicated. The information does not necessarily indicate the future operating results or financial position of Arch.

Cautionary Statement Concerning Forward-Looking Statements

This pro forma financial information contains forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of economic recovery in 2004 in the U.S.; lack of moderate growth or recession in European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; strengthening of the U.S. dollar against the foreign currencies; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company’s ability to maintain chemical price increases; higher-than-expected raw material costs for certain chemical product lines; increased foreign competition in the calcium hypochlorite markets; lack of continued recovery in the semiconductor industry; unfavorable court, arbitration, jury or tax matter decisions; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; unsuccessful entry into new markets for electronic chemicals; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; reduction in expected government contract orders and/or the failure to be awarded a new U.S. government contract for hydrazine propellants; a determination that state import duties were not properly paid in Brazil and the imposition of penalties; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market and gains or losses on derivative instruments.

ARCH CHEMICALS, INC.

Pro Forma Combined Condensed Consolidated Balance Sheet

September 30, 2004

(Unaudited)

(In millions, except per share amounts)

	Historical Arch	Disposition(1)	Pro Forma Adjustments(2)		Disposition Subtotal	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$38.7	$155.4	$(99.0	)a, d	$56.4	$95.1
Accounts receivable, net	152.1	(22.7)	9.1	d	(13.6)	138.5
Short-term investment	14.1	—	(0.8	) d	(0.8)	13.3
Inventories, net	172.8	(27.9)	—		(27.9)	144.9
Other current assets	26.1	(1.0)	—		(1.0)	25.1

Total current assets	403.8	103.8	(90.7)		13.1	416.9
Investments and advances - affiliated companies at equity	41.0	(27.5)	—		(27.5)	13.5
Property, plant and equipment, net	290.5	(66.5)	—		(66.5)	224.0
Goodwill	204.4	(26.8)	—		(26.8)	177.6
Other intangibles	154.0	(0.5)	—		(0.5)	153.5
Other assets	55.2	(5.9)	—		(5.9)	49.3

Total assets	$1,148.9	$(23.4)	$(90.7)		$(114.1)	$1,034.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$19.4	$—	$(15.7	) a	$(15.7)	$3.7
Accounts payable	164.1	(14.2)	—		(14.2)	149.9
Accrued liabilities	99.5	(6.8)	—		(6.8)	92.7

Total current liabilities	283.0	(21.0)	(15.7)		(36.7)	246.3
Long-term debt	291.2	(0.1)	(75.0	) a	(75.1)	216.1
Other liabilities	202.9	(1.2)	—		(1.2)	201.7

Total liabilities	777.1	(22.3)	(90.7)		(113.0)	664.1
Commitments and contingencies
Shareholders’ equity:
Common stock	23.4	—	—		—	23.4
Additional paid-in capital	416.6	—	—		—	416.6
Retained Earnings	33.4	(9.1)	—		(9.1)	24.3
Accumulated other comprehensive loss	(101.6)	8.0	—		8.0	(93.6)

Total shareholders’ equity	371.8	(1.1)	—		(1.1)	370.7

Total liabilities and shareholders’ equity	$1,148.9	$(23.4)	$(90.7)		$(114.1)	$1,034.8

See accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

ARCH CHEMICALS, INC.

Pro Forma Combined Condensed Consolidated Statement of Income

For the Nine Months Ended September 30, 2004

(Unaudited)

(In millions, except per share amounts)

	Historical Arch	Historical Avecia (1)	Subtotal	Disposition(1)	Pro Forma Adjustments(2)		Disposition Subtotal	Pro Forma Combined
Sales	$998.2	$39.1	$1,037.3	$(110.8)	$—		$(110.8)	$926.5
Cost of goods sold	712.7	19.3	732.0	(79.2)	—		(79.2)	652.8
Selling and administration	209.7	10.6	220.3	(24.8)	2.8	c	(22.0)	198.3
Research and development	19.3	2.6	21.9	(8.2)	—		(8.2)	13.7
Equity in (earnings) of affiliated companies	(13.3)	—	(13.3)	10.3	—		10.3	(3.0)
Other (Gains) and Losses	1.2	—	1.2	0.3	—		0.3	1.5
Restructuring expense	1.7	—	1.7	—	—		—	1.7

Income from continuing operations before interest, taxes and cumulative effect of accounting change	66.9	6.6	73.5	(9.2)	(2.8)		(12.0)	61.5
Interest expense	15.3	2.4	17.7	(0.1)	(5.3	)b	(5.4)	12.3
Interest income	0.7	—	0.7	—	—		—	0.7

Income from continuing operations before taxes and cumulative effect of accounting change	52.3	4.2	56.5	(9.1)	2.5		(6.6)	49.9
Income tax expense	18.3	1.5	19.8	(1.2)	1.0	e	(0.2)	19.6

Income from continuing operations before cumulative effect of accounting change	$34.0	$2.7	$36.7	$(7.9)	$1.5		$(6.4)	$30.3

Income from Continuing Operations before Cumulative Effect of Accounting Change per Common Share:
Basic	$1.47							$1.30

Diluted	$1.45							$1.28

Weighted average common shares outstanding:
Basic	23.1	0.2	23.3	—	—		—	23.3

Diluted	23.4	0.2	23.6	—	—		—	23.6

See accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

ARCH CHEMICALS, INC.

Pro Forma Combined Condensed Consolidated Statement of Income

For the Twelve Months Ended December 31, 2003

(Unaudited)

(In millions, except per share amounts)

	Historical Arch	Avecia Acquisition (1)	Subtotal	Disposition(1)	Pro Forma Adjustments(2)		Disposition Subtotal	Pro Forma Combined
Sales	$1,009.1	$137.9	$1,147.0	$(135.3)	$—		$(135.3)	$1,011.7
Cost of goods sold	721.8	74.2	796.0	(93.9)	—		(93.9)	702.1
Selling and administration	239.9	41.1	281.0	(33.7)	5.7	c	(28.0)	253.0
Research and development	23.6	9.0	32.6	(11.9)	—		(11.9)	20.7
Equity in (earnings) of affiliated companies	(11.7)	—	(11.7)	6.1	—		6.1	(5.6)
Other (Gains) and Losses	(3.0)	—	(3.0)	—	—		—	(3.0)
Restructuring Income	(0.6)	—	(0.6)	—	—		—	(0.6)

Income from continuing operations before interest, taxes and cumulative effect of accounting change	39.1	13.6	52.7	(1.9)	(5.7)		(7.6)	45.1
Interest expense	17.2	8.6	25.8	—	(6.3	)b	(6.3)	19.5
Interest income	0.7	—	0.7	(0.1)	—		(0.1)	0.6

Income from continuing operations before taxes and cumulative effect of accounting change	22.6	5.0	27.6	(2.0)	0.6		(1.4)	26.2
Income tax expense (benefit)	7.5	1.8	9.3	0.8	0.2	e	1.0	10.3

Income from continuing operations before cumulative effect of accounting change	$15.1	$3.2	$18.3	$(2.8)	$0.4		$(2.4)	$15.9

Income from Continuing Operations before Cumulative Effect of Accounting Change per Common Share:
Basic	$0.67							$0.68

Diluted	$0.67							$0.68

Weighted average common shares outstanding:
Basic and Diluted	22.6	0.7	23.3	—	—		—	23.3

See accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

Notes to Unaudited Combined Condensed Consolidated Pro Forma Financial Statements

(in millions)

1. Basis of Pro Forma Presentation

The following unaudited pro forma combined condensed financial statements reflect the disposition of the businesses of the Company’s Microelectronic Materials business segment that have been sold. The unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the disposition as if it had occurred on September 30, 2004. The unaudited Pro Forma Combined Condensed Statements of Income for the twelve and nine months ended December 31, 2003 and September 30, 2004, give effect to the disposition as if it had occurred on January 1, 2003 and 2004, respectively.

The pro forma condensed consolidated financial information includes the effect of the results of operations of the Avecia Biocides business that was acquired on April 2, 2004. The results were previously disclosed in an 8-KA filed on June 16, 2004. The unaudited Pro Forma Combined Condensed Statements of Income for the twelve and nine months ended December 31, 2003 and September 30, 2004, includes the effect to the acquisition as if it had occurred on January 1, 2003 and 2004, respectively.

These unaudited pro forma condensed consolidated financial statements are for information purposes only and are not necessarily indicative of the results of future operations or the actual results that would have been achieved had the sale been consummated during the periods indicated. The pro forma adjustments are based on the best information available to date, which may change as additional information is obtained.

a.	Adjustment to eliminate the net assets sold to and liabilities assumed by FujiFilm and to recognize the preliminary estimated gain (loss) which was determined as follows:

Cash Proceeds	$161.6
Net Assets Sold	(151.0)
Transaction and other costs	(6.0)

Subtotal	4.6
Recognized Accumulated Foreign Currency Translation Losses	(8.0)

Estimated pre-tax gain (loss)	$(3.4)
Tax expense	5.7

Estimated after-tax gain (loss)	$(9.1)

The estimated after-tax gain (loss) is preliminary as the transaction is subject to a final working capital adjustment and includes estimates of expenses and other costs, including taxes, associated with the transaction. Of the $5.7 tax expense, the Company estimates cash taxes of approximately of $0.2 will be paid principally due to the utilization of net operating loss carryforwards.

2. Pro Forma Adjustments

a.	Reflects the use of estimated net after-tax proceeds to pay-down the Company’s outstanding borrowings under its bid lines (short-term borrowings) and revolving credit facility (long-term borrowings) as of September 30, 2004.

b.	Reflects the elimination of interest expense related to the pay-down of outstanding indebtedness with the estimated net after-tax proceeds at an estimated effective interest rate, inclusive of fees, of 4.0% for the twelve months-ended December 31, 2003 and 4.5% for the nine months-ended September 30, 2004.

c.	Reflects adjustment for historical allocated Corporate and Centralized Services costs included in the results of the businesses to be sold that management has estimated will not be eliminated as a result of the transaction.

d.	Reflects adjustment to eliminate the sale of receivables under the Company’s accounts receivable securitization program related to the transaction.

e.	Pro forma adjustment for the estimated tax effects of the adjustment(s) discussed above.

3. Other

As a result of this transaction, the fully-dedicated manufacturing assets located in Brandenburg, KY that have not been sold, will be impaired since they will no longer be utilized except for a transition period and have limited, if any, use thereafter. The net book value of these assets as of September 30, 2004 is approximately $5.5. The impairment charge is estimated to be approximately $1.0 to $2.0, after tax, based upon the preliminary estimated fair value of these assets.

The Company is pursuing all strategic options for its CMS business, including its sale. As a result, and in accordance with SFAS 144, the Company expects to report this business as discontinued operations in its future filings.